Exhibit 99.1

EVERI APPOINTS DEBRA NUTTON TO ITS BOARD OF DIRECTORS

Las Vegas – March 8, 2023 – Everi Holdings Inc. (NYSE: EVRI) (“Everi” or the “Company”) announced today that the Company’s Board of Directors (the “Board”) has appointed Debra Nutton to the Board with a start date of April 1, 2023. Ms. Nutton, whom the Board has determined satisfies the criteria as an independent director for the purposes of New York Stock Exchange rules, was also appointed to serve as a member of the Board’s Audit Committee, Nominating and Governance Committee, and Compensation Committee. Her appointment fills a vacancy on the Board, which is now composed of nine members.
Ms. Nutton is currently an Executive Coach and Gaming Consultant. Her extensive experience in the gaming industry spans over four decades. She served as Executive Vice President of Casino Operations for Wynn Las Vegas from 2013 until 2018, at which time she consulted during the pre-opening of Wynn’s new property, Encore Boston Harbor. After its successful opening in 2019, she then became an advisor to the pre-opening team at Resorts World Las Vegas, which opened in 2021.
Before joining Wynn Las Vegas, Ms. Nutton held positions of increasing responsibilities at MGM Resorts, completing her time there as Senior Vice President of Casino Operations.
She is a former member of the Advisory Board for the Global Gaming Expo (“G2E”) and served as an original board member for Global Gaming Women. She is also on the Advisory Board of the non-profit, U-Ryze, which offers coaching to the under-served. Ms. Nutton’s passion for the gaming industry and meaningful contributions were honored by Global Gaming Women with the 2018 Great Women of Gaming Lifetime Achievement Award.
“We are delighted to welcome Debra to Everi and believe her distinguished record of gaming achievements and leadership make her an exceptional addition to the Company’s Board of Directors,” said Michael Rumbolz, Executive Chairman of the Board of Everi. “We look forward to benefiting from her counsel and insights, as we continue to focus on products and services designed to make our customers more efficient and more profitable. Debra joins us at an opportune time to assist with the expansive growth opportunities that we expect will take Everi to even greater prominence in coming years.”
About Everi
Everi’s mission is to lead the gaming industry through the power of people, imagination, and technology. As one of the largest suppliers of technology solutions for the casino floor that also has an expanding focus in adjacent industries, our commitment is to continually develop products and services that provide gaming entertainment, improve our customers’ patron engagement, and help our customers operate their businesses more efficiently. We develop entertaining game content, gaming machines, and gaming systems and services for land-based and iGaming operators. Everi is a leading innovator and provider of trusted financial technology solutions that power casino floors, improve casinos’ operational efficiencies, and fulfill regulatory compliance requirements. The Company also develops and supplies player loyalty tools and mobile-first applications that drive increased patron engagement for our customers and venues in the casino, sports, entertainment, and hospitality industries. For more information, please visit www.everi.com, which is updated regularly with financial and other information about the Company.
Media Relations Contacts:
Dona Cassese Mike Young
VP, Marketing Corporate Communications
(702) 556-7133 or dona.cassese@everi.com (702) 518-9179 or mike.young@everi.com

Investor Relations Contacts:
Everi Holdings Inc. JCIR
William Pfund Richard Land, James Leahy
SVP, Investor Relations 212-835-8500 or evri@jcir.com
702-676-9513 or william.pfund@everi.com
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Twitter: https://twitter.com/everi_inc
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